Exhibit 3.1

SINTX TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES E PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

The undersigned, B. Sonny Bal and Kevin Ontiveros, do hereby certify that:

1. They are the President and Assistant Secretary, respectively, of SINTX Technologies, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 130,000,000 shares of preferred stock, 36,488 shares of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 130,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of preferred stock, the designation and number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the Board of Directors under the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to one (1) share of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series E Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be up to one (1). The share of Series E Preferred Stock shall have a par value of $0.01 per share and will be uncertificated and represented in book-entry form.

Section 2. Dividends. The holder of Series E Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

Section 3. Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holder of the share of Series E Preferred Stock shall have the following voting rights:

3.1 Except as otherwise provided herein, the outstanding share of Series E Preferred Stock shall have 250,000,000 votes. The outstanding share of Series E Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split (as defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL As used herein, the term “Reverse Stock Split” means any proposal presented to stockholders of the Corporation to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment.

3.2 The share of Series E Preferred Stock shall be voted, without action by the holder, on the Reverse Stock Split in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Reverse Stock Split (and, for purposes of clarity, such voting rights shall not apply on any other resolution presented to the stockholders of the Corporation).

Section 4. Liquidation. The Series E Preferred Stock shall have no rights as to any distribution of assets of the Corporation for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

Section 5. Transfer. The Series E Preferred Stock may not be Transferred at any time prior to stockholder approval of the Reverse Stock Split without the prior written consent of the Board of Directors. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the share of Series E Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

Section 6. Redemption.

6.1 The outstanding share of Series E Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion, or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split (any such redemption pursuant to this Section 6.1, the “Redemption”). As used herein, the “Redemption Time” shall mean the effective time of the Redemption.

6.2 The share of Series E Preferred Stock redeemed in the Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $2,500 in cash (the “Redemption Price”) for the share of Series B Preferred Stock that is owned of record as of immediately prior to the applicable Redemption Time and redeemed pursuant to the Redemption, payable upon the applicable Redemption Time.

6.3 From and after the time at which the share of Series E Preferred Stock is called for Redemption (whether automatically or otherwise) in accordance with Section 6.1, such share of Series E Preferred Stock shall cease to be outstanding, and the only right of the former holder of such share of Series E Preferred Stock, as such, will be to receive the applicable Redemption Price. The share of Series E Preferred Stock Redeemed by the Corporation pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock, upon such Redemption. Notice of a meeting of the Corporation’s stockholders for the submission to such stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of the Redemption of shares of Series E Preferred Stock and result in the automatic Redemption of the share of Series E Preferred Stock at the Redemption Time pursuant to Section 6.1 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the Redemption of the share of Series E Preferred Stock and shall continue to keep such funds apart for such payment through the payment of the purchase price for the Redemption of such share.

Section 7. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 24th day of October, 2022.

/s/B. Sonny Bal		/s/Kevin Ontiveros
Name:	B. Sonny Bal	Name:	Kevin Ontiveros
Title:	Chief Executive Officer	Title:	Assistant Secretary